Exhibit 4.3

ALLIANCE ONE INTERNATIONAL, INC.

AND

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

as TRUSTEE

11% SENIOR NOTES DUE 2012

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 22, 2009

Supplementing the Indenture

dated May 13, 2005

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 22, 2009, between Alliance One International, Inc., a Virginia corporation (the “Company”), and Law Debenture Trust Company of New York, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Trustee and Deutsche Bank Trust Company Americas, as Paying Agent and Registrar, have heretofore executed and delivered an Indenture, dated as of May 13, 2005 (the “Indenture”), providing for the issuance of 11% Senior Notes due 2012 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes, subject to certain limitations therein set forth;

WHEREAS, pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated June 9, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent (together with the Offer to Purchase, the “Solicitation Materials”), the Company has commenced a tender offer to purchase any and all Notes outstanding under the Indenture (the “Tender Offer”) and a solicitation of consents (the “Consent Solicitation”) to amend the Indenture as set forth in Schedule II (the “Proposed Amendments”) to the Offer to Purchase;

WHEREAS, the Company has received consents (“Consents”) to the Proposed Amendments from Holders of at least a majority in principal amount of the outstanding Notes;

WHEREAS, the Company desires to and has requested the Trustee to execute this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement have been done.

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

1.1 Sections 3.4, 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.19, 4.1, 10.1, 10.2, 10.3 and 10.4 of the Indenture are amended to be deleted in their entirety.

1.2. Clause (b) of Section 3.5 of the Indenture is amended to be deleted in its entirety.

1.3. Clauses (iii), (iv), (v), (vi), (viii) and (ix) of Section 6.1(a) of the Indenture are amended to be deleted in their entirety.

1.4. Clauses (ii), (iii) and (v) of Section 8.2 of the Indenture are amended to be deleted in their entirety.

1.5 Section 5.3(a) is amended and restated to read as follows:

“Section 5.3 Notice of Redemption.

“(a) The Company shall give or cause the Trustee to give notice of redemption, which shall be mailed by first class mail at least three Business Days but not more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at its registered address. If the Company itself gives the notice, it shall also deliver a copy to the Trustee.”

1.6. All definitions in the Indenture defining terms that are used only in the sections and provisions of the Indenture that are deleted by the foregoing amendments are amended to be deleted in their entirety.

1.7 Any and all references in the Indenture to the sections or provisions that are deleted by the foregoing amendments are amended to be deleted in their entirety.

1.8 Any provision contained in the Notes that relates to any provision of the Indentures as amended is amended so that any such provision contained in the Notes will conform to and be consistent with any provision of the Indentures as amended hereby.

1.9 The amendments to the Indenture set forth in this Article I shall be effective and operative, without further action by the Company or the Trustee, upon the later of (i) the time that, Pursuant to the Tender Offer and Consent Solicitation, the Company accepts for payment validly tendered Notes representing a majority in aggregate principal amount of the outstanding Notes issued under the Indenture or (ii) the time that the Company pays, by delivery to the Depositary or the DTC, the Early Consent Payment to all Holders that have validly tendered (and not validly revoked) Consents on or prior to the Early Tender Time (as such terms are defined in the Offer to Purchase).

ARTICLE II

OTHER TERMS

2.1 Except as modified herein, the Indenture, as heretofore supplemented and amended, is ratified and confirmed in all respects.

2.2 Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Indenture.

2.3 If after the execution of this Supplemental Indenture, the Tender Offer is terminated or withdrawn without the Company accepting for payment validly tendered Notes representing a majority in aggregate principal amount of the outstanding Notes issued under the Indenture, this Supplemental Indenture shall be treated as if it had never been executed and delivered.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Robert A. Sheets
Executive Vice President – Chief Financial Officer

By:	/s/ Joel L. Thomas
Joel L. Thomas
Vice President – Treasurer

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James D. Heaney
Name:	James D. Heaney
Title:	Managing Director

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